Exhibit 3.13

PAGE 1

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “VARIETAL DISTRIBUTION HOLDINGS, LLC”, FILED IN THIS OFFICE ON THE THIRTIETH DAY OF APRIL, A.D. 2007, AT 11.10 O’CLOCK A.M.

	/s/ Harriet Smith Windsor
	Harriet Smith Windsor, Secretary of State
4343078 8100	AUTHENTICATION:	5633990

070493127	DATE:	04-30-07

State of Delaware
Secretary of State Division of Corporations Delivered 11:10 AM 04/30/2007 FILED 11:10 AM 04/30/2007 SRV 070493127 - 4343078 FILE

CERTIFICATE OF FORMATION

OF

VARIETAL DISTRIBUTION HOLDINGS, LLC

This Certificate of Formation is being executed as of April 30, 2007, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq.

The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

1.            Name. The name of the limited liability company is Varietal Distribution Holdings, LLC (the “Company”).

2.            Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 160 Greentree Drive, Suite 101, City of Dover, Kent County, Delaware 19904. The registered agent of the Company for service of process at such address is National Registered Agents, Inc.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

By:	/s/ Barbara A. Beach
Barbara A. Beach, an Authorized Person